                                  EXHIBIT 10.1


                                 LEASE AGREEMENT


             LANDLORD:         BOYER RESEARCH PARK ASSOCIATES VI,
                               BY ITS GENERAL PARTNER, THE BOYER
                               COMPANY, L.C.

             TENANT:           MYRIAD GENETICS, INC.
                               PHASE III

                                TABLE OF CONTENTS
                                -----------------

DESCRIPTION                                                                                               PAGE
-----------                                                                                               ----
I.       PREMISES                                                                                            1
         1.1      Description of Premises                                                                    1
         1.2      Work of Improvement                                                                        1
         1.3      Construction of Shell Building                                                             2
         1.4      Construction of Leased Premises                                                            2

II.      TERM                                                                                                2
         2.1      Length of Term                                                                             2
         2.2      Commencement Date; Obligation to Pay Rent                                                  2
         2.3      Renewal Option                                                                             3
         2.4      Acknowledgment of Commencement Date                                                        3

III.     BASIC RENTAL PAYMENTS                                                                               3
         3.1      Basic Annual Rent                                                                          3
         3.2      Additional Monetary Obligations                                                            4

IV.      ADDITIONAL RENT                                                                                     4
         4.1      Basic Annual Rent.                                                                         4
         4.2      Report of Basic Costs and Statement of Estimated Costs                                     5
         4.3      Payment of Additional Rent                                                                 6
         4.4      Resolution of Disagreement                                                                 6
         4.5      Limitations                                                                                7

V.       SECURITY DEPOSIT                                                                                    7

VI.      USE                                                                                                 7
         6.1      Use of Leased Premises                                                                     7
         6.2      Prohibition of Certain Activities or Uses                                                  7
         6.3      Affirmative Obligations with Respect to Use                                                8
         6.4      Suitability                                                                                8
         6.5      Taxes                                                                                      8

VII.     UTILITIES AND SERVICE                                                                               8
         7.1      Obligation of Landlord                                                                     9
         7.2      Tenant's Obligations                                                                       9
         7.3      Additional Limitations                                                                     9
         7.4      Limitation on Landlord's Liability                                                        10

DESCRIPTION                                                                                                PAGE
-----------                                                                                                ----
VIII.    MAINTENANCE AND REPAIRS; ALTERATIONS; ACCESS                                                       10
         8.1      Maintenance and Repairs by Landlord                                                       10
         8.2      Maintenance and Repairs by Tenant                                                         10
         8.3      Tenant Approval of Management and Maintenance Services                                    10
         8.4      Alterations                                                                               11
         8.5      Landlord's Access to Leased Premises                                                      11

IX.      ASSIGNMENT                                                                                         12
         9.1      Assignment Prohibited                                                                     12
         9.2      Consent Required                                                                          12
         9.3      Landlord's Right in Event of Assignment                                                   12
         9.4      Tenant's Right to Assign                                                                  13

X.       INDEMNITY                                                                                          14
         10.1     Indemnification                                                                           14
         10.2     Release of Landlord                                                                       14
         10.3     Notice                                                                                    14
         10.4     Litigation                                                                                14

XI.      INSURANCE                                                                                          14
         11.1     Fire and                                                                                  14
         11.2     Liability Insurance                                                                       14
         11.3     Property Coverage                                                                         15
         11.4     Subrogation                                                                               15
         11.5     Lender                                                                                    15

XII.     DESTRUCTION                                                                                        15

XIII.    CONDEMNATION                                                                                       16
         13.1     Total Condemnation                                                                        16
         13.2     Partial Condemnation                                                                      16
         13.3     Landlord's Option to Terminate                                                            16
         13.4     Award                                                                                     16
         13.5     Definition                                                                                16

XIV.     LANDLORD'S RIGHTS TO CURE                                                                          17
         14.1     General Right                                                                             17
         14.2     Mechanic's Lien                                                                           17

XV.      FINANCING; SUBORDINATION                                                                           17
         15.1     Subordination                                                                             17
         15.2     Attornment                                                                                18
         15.3     Financial Information                                                                     18

DESCRIPTION                                                                                                PAGE
-----------                                                                                                ----
XVI.     EVENTS OF DEFAULT; REMEDIES OF LANDLORD                                                            18
         16.1     Default by Tenant                                                                         18
         16.2     Remedies                                                                                  19
         16.3     Past Due Sums; Penalty                                                                    19

XVII.    PROVISIONS APPLICABLE AT TERMINATION OF LEASE                                                      19
         17.1     Surrender of Premises                                                                     19
         17.2     Holding Over                                                                              20

XVIII.   ATTORNEYS' FEES                                                                                    20

XIX.     ESTOPPEL CERTIFICATE                                                                               20
         19.1     Landlord's Right to Estoppel Certificate                                                  20
         19.2     Effect of Failure to Provide Estoppel Certificate                                         20

XX.      PARKING                                                                                            21

XXI.     SIGNS, AWNINGS, AND CANOPIES                                                                       21

XXII.    MISCELLANEOUS PROVISIONS                                                                           21
         22.1     No Partnership                                                                            21
         22.2     Force Majeure                                                                             21
         22.3     No Waiver                                                                                 21
         22.4     Notice                                                                                    21
         22.5     Captions; Attachments; Defined Terms                                                      22
         22.6     Recording                                                                                 22
         22.7     Partial Invalidity                                                                        22
         22.8     Broker's Commissions                                                                      23
         22.9     Tenant Defined:  Use of Pronouns                                                          23
         22.10    Provisions Binding, Etc.                                                                  23
         22.11    Entire Agreement, Etc.                                                                    23
         22.12    Governing Law                                                                             24

DESCRIPTION                                                     PAGE
-----------                                                     ----
SIGNATURES                                                       24
NOTARIES                                                         25

RIDER             Yes   X   No _____
                      -----
GUARANTY          Yes _____ No   X
                               -----

EXHIBIT "A"    DESCRIPTION OF REAL PROPERTY
EXHIBIT "B"    PLANS AND SPECIFICATIONS OF BUILDING
EXHIBIT "C"    WORK LETTER-CONSTRUCTION AND/OR FINISH OF IMPROVEMENTS TO LEASED
               PREMISES
EXHIBIT "D"    ACKNOWLEDGMENT OF COMMENCEMENT DATE & ESTOPPEL CERTIFICATE
EXHIBIT "E"    COST TO CONSTRUCT LEASED PREMISES
EXHIBIT "F"    IMPROVEMENT REMOVAL AGREEMENT

                                 LEASE AGREEMENT

                       RESEARCH PARK BUILDING - PHASE III

         THIS LEASE AGREEMENT (the "Lease") is made and entered into as of this 31st day of March, 2001 by and between BOYER RESEARCH PARK ASSOCIATES VI, BY ITS GENERAL PARTNER, THE BOYER COMPANY, L.C. (the "Landlord"), and MYRIAD GENETICS, INC. (the "Tenant").

         For and in consideration of the rental to be paid by tenant and of the covenants and agreements herein set forth to be kept and performed by Tenant, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Leased Premises (as hereafter defined), at the rental and subject to and upon all of the terms, covenants and agreements hereinafter set forth.


    I.   PREMISES

               1.1 Description of Premises. Landlord does hereby demise, lease and let unto Tenant, and Tenant does hereby take and receive from Landlord the following:

               (a) That certain floor area containing approximately 57,243 gross rentable square feet (the "Leased Premises"), more particularly, 19,555 gross rentable square feet on Floor One, 19,318 gross rentable square feet on Floor Two, and 18,370 gross rentable square feet on the Floor Three in the three story office building (the "Building") located at approximately 320 Wakara Way in Salt Lake City, Utah, on the real property (the "Property") described on Exhibit "A" attached hereto and by this reference incorporated herein. The Building to be constructed is described on the Plans and Specifications attached as Exhibit "B."

               (b) Such non-exclusive rights-of-way, easements and similar rights with respect to the Building and Property as may be reasonably necessary for access to and egress from, the Leased Premises.

               (c) The exclusive right to use One Hundred Sixty (160) designated stalls in the parking structure under the building for which Tenant shall pay Landlord the sum of $21,675.00 per month and shall be subject to annual adjustments as specified in Section 1.3 of the Lease.

               1.2 Work of Improvement. The obligation of Landlord and Tenant to perform the work and supply the necessary materials and labor to prepare the Leased Premises for occupancy are described in detail on Exhibit "C". Landlord and Tenant shall expend all funds and do all acts required of them as described on Exhibit "C" and shall perform or have the work performed promptly and diligently in a first class and workmanlike manner.

               1.3 Construction of Shell Building. Landlord shall, at its own cost and expense, construct and complete a three story 57,243 gross rentable square foot building and cause all of the construction which is to be performed by it in completing the Building and performing its work (including the Tenant Finish work) as set forth on Exhibit "C", to be substantially completed as evidenced by a Certificate of Occupancy, and the Leased Premises ready for Tenant's occupancy as soon as reasonably possible, but in no event later than July 1, 2002 ("Target Date"). In the event that Landlord's construction of obligation has not been fulfilled upon the expiration of the "Target Date", Tenant shall have the right to exercise any right or remedy available to it under this Lease, including the right to terminate this Lease and the right to charge Landlord and cause Landlord to pay any increased costs associated with Tenant's current leases due to holding over in such space or moving to temporary space; provided that under no circumstances shall Landlord be liable to Tenant resulting from delay in construction covered by circumstances beyond Landlord's direct control.

               1.4 Construction of Leased Premises. Upon completion of Tenant Finish plans as contemplated by Exhibit "C," Landlord shall provide a budget for Tenant's approval prior to the commencement of construction of the Leased Premises (see Exhibit "E"). Landlord shall itemize each part of the construction and its associated estimated cost. Tenant shall be obligated for all costs shown on Exhibit "E". Upon acceptance by Tenant of the budget, Landlord shall construct in accordance with Exhibit "C" all items pertaining to the Tenant Finish, including the obligation to pay for all cost changes not initiated by Tenant.


  II.    TERM

               2.1 Length of Term. The term of this Lease shall be for a period of fifteen (15) years plus the partial calendar month, if any, occurring after the Commencement Date (as hereinafter defined) if the Commencement Date occurs other than on the first day of a calendar month.

               2.2 Commencement Date; Obligation to Pay Rent. The term of this Lease and Tenant's obligation to pay rent hereunder shall commence on the first to occur of the following dates ("Commencement Date"):

               (a) The date Tenant occupies the Premises and conducts business.

               (b) The date fifteen (15) days after the Landlord, or Landlord's supervising contractor, notified Tenant in writing that Landlord's construction obligations respecting the Leased Premises have been fulfilled and/or that the Leased Premises are ready for occupancy and/or performance of Tenant's work. Such notice shall be accompanied by an occupancy permit and a certificate from the Building Architect stating that remaining punch list items can be completed within fifteen (15) days and will not materially interfere with Tenant's business. Prior to Commencement Date, it is contemplated that Tenant shall be able to perform its construction obligation as per Exhibit C II(H).

               2.3 Renewal Option. If this Lease then remains in full force and effect, Tenant shall have the option to renew this Lease for two five (5) year options commencing on the expiration date. Each option must be exercised by written notice to Landlord one hundred and eighty
         (180) days from the expiration of the previous term and once exercised is irrevocable. Base rent during each renewal term shall be mutually agreed upon between Landlord and Tenant within Sixty (60) days after Tenant has exercised the respective renewal option.

               2.4 Acknowledgment of Commencement Date. Landlord and Tenant shall execute a written acknowledgment of the commencement Date in the form attached hereto as Exhibit "D".



 III.    BASIC RENTAL PAYMENTS

               3.1 Basic Annual Rent. Tenant agrees to pay to Landlord as basic annual rent (the "Basic Annual Rent") at such place as Landlord may designate, without prior demand therefore and without any deduction or set off whatsoever, the sum of Nine Hundred Eighty Six Thousand Seven Hundred Six and no/100 Dollars ($986,706.00). Said Basic Annual Rent shall be due and payable in twelve (12) equal monthly installments to be paid in advance on or before the first day of each calendar month during the term of the Lease. Basic Annual Rent shall escalate at the beginning of the fourth year and every three (3) years thereafter using either a 3% annually compounded rate or the change in the All Urban Index, whichever is less (each such anniversary being referred to as an "adjustment date"). For purposes of this Lease the term "All Urban Index" shall mean the Consumer Price Index for All Urban Consumers-U.S. City Average-all Items (1982-1984 equals 100 base) as published by the United States Bureau of Labor Statistics or any successor agency or any other index hereinafter employed by the Bureau of Labor Statistics in lieu of said index. The price index for the third month preceding the month in which the Lease commences shall be considered the Basic Price Index. Therefore, the beginning of the fourth year and every three years thereafter, the Basic Annual Rent set forth in this Section 3.1 shall be adjusted by multiplying such rental by a fraction, the numerator of which is the Price Index for the third month preceding the beginning of the anniversary (or each such adjustment date) and the denominator of which is the Basic Price Index.

               In no event shall Basic Annual Rent be reduced. In the event the Commencement Date occurs on a day other than the first day of a calendar month, then rent shall be paid on the Commencement Date for the initial fractional calendar month prorated on a per-diem basis (based upon a thirty (30) day month).

               3.2 Additional Monetary Obligations. Tenant shall also pay as rental (in addition to the Basic Annual Rent) all other sums of money as shall become due and payable by Tenant to Landlord under this Lease. Landlord shall have the same remedies in the case of a default in the payment of said other sums of money as are available to Landlord in the case of a default in the payment of one or more installments of Basic Annual Rent.


 IV.     ADDITIONAL RENT

               4.1 Basic Annual Rent. It is the intent of both parties that the Basic Annual Rent herein specified shall be absolutely net to the Landlord throughout the term of this Lease, and that all costs, expenses and obligations relating to Tenant's pro-rata share of the Building, Property and/or Building, Property and/or Leased Premises which may arise or become due during the term shall be paid by Tenant in the manner hereafter provided.

               For purposes of this Part IV and the Lease in general, the following words and phrases shall have the meanings set forth below:

               (a) "Basic Costs" shall mean all actual costs and expenses incurred by Landlord in connection with the ownership, operation, management and maintenance of the Building and Property and related improvements located thereon (the "Improvements"), including, but not limited to, all expenses incurred by Landlord as a result of Landlord's compliance with any and all of its obligations under this Lease other than the performance by Landlord of its work under Sections 1.2, 1.3 and 1.4 of this Lease or similar provisions of leases with other tenants. In explanation of the foregoing, and not in limitation thereof, Basic Costs shall include: all real and personal property taxes and assessments (whether general or special, known or unknown, foreseen or unforeseen) and any tax or assessment levied or charged in lieu thereof, whether assessed against Landlord and/or Tenant and whether collected from Landlord and/or Tenant; snow removal, trash removal, supplies, insurance, license, permit and inspection fees, cost of services of independent contractors, cost of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with day-to-day operation, maintenance, repair, and replacement of the Building, its equipment and the adjacent walk, and landscaped area (including, but not limited to janitorial, scavenger, gardening, security, parking, elevator, painting, plumbing, electrical, mechanical, carpentry, window washing, structural and roof repairs and reserves (Landlord may collect up to one percent (1%) of total Basic Costs as a contribution toward reserves), signing and advertising, and rental expense or a reasonable allowance for depreciation of personal property used in the maintenance, operation and repair of the Building. Basic Costs shall not include expenses incurred in connection with leasing, renovating, or improving space for tenant, expenses incurred for repairs resulting from damage by fire, windstorm or other casualty, to the extent such repairs are paid for by insurance proceeds, expenses paid by any tenant directly to third parties, or as to which Landlord is otherwise reimbursed by any third party or Tenant; expenses which, by generally accepted accounting principles, are treated as capital items except that if, as a result of governmental requirements, laws or regulations, Landlord shall expend monies directly or indirectly for improvements, additions or alterations to the Building which, by generally accepted accounting principles, are treated as a capital expenditures, the amortization of such capital expenditures based on a life acceptable to the appropriate taxing authority together with interest at the rate of 9% per annum shall be considered Basic Costs. The foregoing notwithstanding, Basic Costs shall not include depreciation on the Building and Tenant Finish; amounts paid toward principal or interest of loans of Landlord; nor shall Basic Costs include "Direct Costs" as defined in Section 4.1(b) below.

               (b) "Direct Costs" shall mean all actual costs and expense incurred by Landlord in connection with the operation, management, maintenance, replacement, and repair of tenants' premises, including but not limited to janitorial services (if Landlord is responsible to provide this service), maintenance, repairs, supplies, utilities, heating, ventilation, air conditioning, and property management fees, which property management fees shall be equal to a percentage of Tenant's Basic Annual Rent and Estimated Costs including electricity, which percentage shall not exceed four percent (4%) of the sum of Basic Annual Rent, Estimated Costs and cost of electricity for the Leased Premises.

               (c) "Estimated Costs" shall mean the projected amount of Tenant's Direct Costs and Basic Costs, excluding the costs of electricity provided to Tenant's Leased Premises. The Estimated Costs for the calendar year in which the Lease commences are $256,968, and are not included in the Basic Annual Rent. If the Estimated Costs as of the date Tenant takes occupancy are greater than Tenant's Estimated Costs at the time this Lease is executed, the Estimated Costs shall be increased to equal the Estimated Costs as of the date of Tenant's occupancy.

               (d) "Tenant's Proportionate Share of Basic Costs" shall mean the percentage derived from the fraction, the numerator of which is the gross rentable square footage of the Lease premises (57,243), the denominator of which is the gross rentable square footage of the building (57,243). In this Lease, Tenant's Proportionate Share of
         Basic Costs shall be 100% of the Basic Costs for the Leased Premises.


               4.2   Report of Basic Costs and Statement of Estimated Costs.

               (a) After the expiration of each calendar year occurring during the term of this Lease, Landlord shall furnish Tenant a written statement of Tenant's Proportionate Share of Basic Costs (Section 4.1(d)) and the Tenant's Direct Costs occurring during the previous calendar year. The written statement shall specify the amount by which Tenant's Direct Costs and Basic Costs exceed or are less than the amounts paid by Tenant during the previous calendar year pursuant to
         Section 4.3(b) below.

               (b) At the same time specified in Section 4.2(a) above, Landlord shall furnish Tenant a written statement of the Estimated Costs for the then current calendar year.

               4.3 Payment of Additional Rent. Tenant shall pay as additional rent ("Additional Rent") Tenant's Direct Costs and Tenant's Proportionate Share of Basic Costs. The Additional Rent shall be paid as follows:

               (a) With each monthly payment of Basic Annual Rent due pursuant to Section 3.1 above, Tenant shall pay to Landlord, without offset or deduction, one-twelfth (l/12th) of the Estimated Costs as defined in
         Section 4.1(c).

               (b) Within thirty (30) days after delivery of the written statement referred to in section 4.2(a) above, Tenant shall pay to Landlord the amount by which Tenant's Direct Costs and Basic Costs, as specified in such written statements, exceed and aggregate of Estimated Costs actually paid by Tenant for the year at issue. Tenant shall have the right to audit Landlord's books upon reasonable notice. Tenant shall pay costs associated with the audit unless Tenant finds that Landlord has inflated expenses by more than ten percent (10%), in which case, Landlord will pay audit charges. Payments by Tenant shall be made pursuant to this Section 4.3(b) notwithstanding that a statement pursuant to Section 4.2(a) is furnished to Tenant after the expiration of the term of this Lease.

               (c) If the annual statement of costs indicates that the Estimated Costs paid by Tenant pursuant to subsection (b) above for any year exceeded Tenant's actual Direct Costs and Basic Costs for the same year, Landlord, at its election, shall either (i) promptly pay the amount of such excess to Tenant, or (ii) apply such excess against the next installment of Basic Annual Rental or Additional Rent due hereunder.

               4.4 Resolution of Disagreement. Every statement given by Landlord pursuant to Section 4.2 shall be conclusive and binding upon Tenant unless within sixty (60) days after the receipt of such statement Tenant shall notify Landlord that it disputes the correctness thereof, specifying the particular respects in which the statement is claimed to be incorrect. If such dispute shall not have been settled by agreement, the parties hereto shall submit the dispute to arbitration within ninety (90) days after Tenant's receipt of statement. Pending the determination of such dispute by agreement or arbitration as aforesaid, Tenant shall, within thirty (30) days after receipt of such statement, pay Additional Rent in accordance with Landlord's statement, and such payment shall be without prejudice to Tenant's position. If the dispute shall be determined in Tenant's favor, Landlord shall forthwith pay Tenant the amount of Tenant's overpayment of rents resulting from compliance with Landlord's statement, including interest on disputed amounts at prime plus two percent (2%). Landlord agrees to grant Tenant reasonable access to Landlord's books and records for the purpose of verifying Basic Costs and Direct Costs for operating expenses incurred by Landlord.

          4.5 Limitations. Nothing contained in this Part IV shall be construed at any time so as to reduce the monthly installments of Basic Annual Rent payable hereunder below the amount set forth in Section 3.1 of this Lease.

V.   SECURITY DEPOSIT

          Waived

VI.  USE

          6.1 Use of Leased Premises. The Leased Premises shall be used and occupied by Tenant for laboratory and general office purposes only and for no other purpose whatsoever without the prior written consent of Landlord.

          6.2 Prohibition of Certain Activities or Uses. The Tenant shall not do or permit anything to be done in or about, or bring or keep anything in the Leased Premises which is prohibited by this Lease or will, in any way or to any extent:

          (a) Adversely affect any fire, liability or other insurance policy carried with respect to the Building, the Leased Premises or any of the contents of the Building (except with Landlord's express written permission, which will not be unreasonably withheld, but which may be contingent upon Tenant's agreement to bear any additional costs, expenses or liability for risk that may be involved).

          (b) Conflict with or violate any law, statute, ordinance, rule, regulation or requirement of any governmental unit, agency or authority (whether existing or enacted as promulgated in the future, known or unknown, foreseen or unforeseen).

          (c) Adversely overload the floors or otherwise damage the structural soundness of the Leased Premises or Building, or any part thereof (except with

     Landlord's express written permission, which will not be unreasonably withheld, but which may be contingent upon Tenant's agreement to bear any additional costs, expenses or liability for risk that may be involved).

          6.3  Affirmative Obligations with Respect to Use.

          (a) Tenant will comply with all governmental laws, ordinances, regulations, and requirements, now in force or which hereafter may be in force, of any lawful governmental body or authorities having jurisdiction over the Leased Premises, will keep the Leased Premises and every part thereof in a clean, neat, and orderly condition, free of objectionable noise, odors, or nuisances, will in all respects and at all times fully comply with all applicable health and policy regulations, and will not suffer, permit, or commit any waste.

          (b) At all times during the term hereof, Tenant shall, at Tenant's sole cost and expense, comply with all statutes, ordinances, laws, orders, rules, regulations and requirements of all applicable federal, state, county, municipal and other agencies or authorities, now in effect or which may hereafter become effective, which shall impose any duty upon Landlord or Tenant with respect to the use, occupation or alterations of the Leased Premises (including, without limitation, all applicable requirements of the Americans with Disabilities Act of 1990 and all other applicable laws relating to people with disabilities, and all rules and regulations which may be promulgated thereunder from time to time and whether relating to barrier removal, providing auxiliary aids and services or otherwise) and upon request of Landlord shall deliver evidence thereof to Landlord.

          6.4 Suitability. The Leased Premises, Building and Improvements (and each and every part thereof) shall be deemed to be in satisfactory condition unless, within sixty (60) days after the Commencement Date, Tenant shall give Landlord written notice specifying, in reasonable detail, the respects in which the Leased Premises, Building or Improvements are not in satisfactory condition. Landlord further provides warranties as provided in Exhibit C II paragraphs C and E.

          6.5 Taxes. Tenant shall pay all taxes, assessments, charges, and fees which during the term hereof may be imposed, assessed or levied by any governmental or public authority against or upon Tenant's use of the Leased Premises or any personal property or fixture kept or installed therein by Tenant and on the value of leasehold improvements to the extent that the same exceed Building allowances.

VII. UTILITIES AND SERVICE

          7.1 Obligation of Landlord. During the term of this Lease the Landlord agrees to cause to be furnished to the Leased Premises during normal operating hours, the following utilities and services, the cost and expense of which shall be included in Basic and/or Direct Costs:

          (a)  Electricity, water, gas and sewer service.

          (b) Telephone connection to the building, but not including telephone stations and equipment (it being expressly understood and agreed that Tenant shall be responsible for the ordering and installation of telephone lines and equipment which pertain to the Leased Premises).

          (c) Heating and air-conditioning during normal operating hours to such extent and to such levels as is reasonably required for the comfortable use and occupancy of the Leased Premises subject however to any limitations imposed by any government agency.

          (d)  Janitorial service.

          (e) Security (including the lighting of common halls, stairways, entries and restrooms) to such extent as is usual and customary in similar buildings in Salt Lake County, Utah.

          (f)  Snow removal service.

          (g)  Landscaping and groundskeeping service.

          (h)  Elevator service.

          (i) The normal operating hours for office portion of the Leased Premises are from 7:00 a.m. to 6:00 p.m., Monday through Friday. Normal operating hours for the laboratory portion is 7 a.m. to 11 p.m., Monday through Friday.

          7.2 Tenant's Obligations. Tenant shall arrange for and shall pay the entire cost and expense of all telephone stations, equipment and use charges, electric light bulbs (but not fluorescent bulbs used in fixtures originally installed in the Leased Premises) and all other materials and services not expressly required to be provided and paid for pursuant to the provisions of Section 7.1 above.

          7.3 Additional Limitations. If and where heat generating machines devices are used in the Leased Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right with Tenant's concurrence to install additional or supplementary air conditioning units for the Leased premises, and the entire cost of installing, operating, maintaining and repairing the same shall be paid by Tenant to Landlord promptly after demand by Landlord.

          7.4 Limitation on Landlord's Liability. Landlord shall not be liable for and Tenant shall not be entitled to terminate this Lease or to effectuate any abatement or reduction of rent by reason of Landlord's failure to provide or furnish any of the foregoing utilities or services if such failure was reasonably beyond the control of Landlord. In no event shall Landlord be liable for loss or injury to persons or property, however, arising or occurring in connection with or attributable to any failure to furnish such utilities or services even if within the control of Landlord, except in the event of Landlord's negligence or intentional conduct.


VIII. MAINTENANCE AND REPAIRS; ALTERATIONS; ACCESS

          8.1 Maintenance and Repairs by Landlord. Landlord shall maintain in good order, condition and repair the structural components of the Leased Premises, including without limitation roof, exterior walls and foundations, as well as all repairs covered under construction warranties provided if Landlord is required to make structural repairs by reason of Tenant's negligent acts or omissions, Tenant shall pay Landlord's costs for making such repairs.

          8.2 Maintenance and Repairs by Tenant. Tenant, at Tenant's sole cost and expense and without prior demand being made, shall maintain the Leased Premises in good order, condition and repair, and will be responsible for the painting, carpeting or other interior design work of the Leased Premises beyond the initial construction phase as specified in Section 1.4 and Exhibit "C" and "E" of the Lease and shall maintain all equipment and fixtures installed by Tenant. If repainting or recarpeting is required and authorized by Tenant, the cost for such are the sole obligation of Tenant and shall be paid for by Tenant immediately following the performance of said work and a presentation of an invoice for payment.

          8.3 Tenant Approval of Management and Maintenance Services. Tenant shall have the right to approve of persons who have or will contract with Landlord for Building and Property management and maintenance services. In addition, in the event that Tenant reasonably believes that another person could (i) provide better property management or maintenance service at the same or less cost than the person currently providing such property management or maintenance service, or (ii) provide equal property management or maintenance service for less cost, then Tenant shall, at its option, provide to Landlord the name and address of such person. Landlord agrees to take reasonable steps to verify that such person referred by Tenant could better or more economically provide the contracted for management and/or maintenance services for the Building and/or Property, then upon such verification, Landlord agrees to contract with and substitute such person to provide such service. The foregoing applies to services rendered pursuant to Articles 4, 7 and 8.

          8.4 Alterations. Tenant shall not make or cause to be made any alterations, additions or improvements or install or cause to be installed any fixtures, signs, floor coverings, interior or exterior lighting, plumbing fixtures, or shades or awnings, or make any other changes to the Leased Premises without first obtaining Landlord's written approval, which approval shall not be unreasonably withheld. Tenant shall present to the Landlord plans and specifications for such work at the time approval is sought. In the event Landlord consents to the making of any alterations, additions, or improvements to the Leased Premises by Tenant, the same shall be made by Tenant at Tenant's sole cost and expense. All such work with respect to any alterations, additions, and changes shall be done in a good and workmanlike manner and diligently prosecuted to completion such that, except as absolutely necessary during the course of such work, the Leased Premises shall at all times be a complete operating unit. Any such alterations, additions, or changes shall be performed and done strictly in accordance with all laws and ordinances relating thereto. In performing the work or any such alterations, additions, or changes, Tenant shall have the same performed in such a manner as not to obstruct access to any portion of the Building. Any alterations, additions, or improvements to or of the Leased Premises, including, but not limited to, wallcovering, fume hoods, darkroom, paneling, and built-in cabinet work, but excepting movable furniture and equipment, shall at once become a part of the realty and shall be surrendered with the Premises, unless Landlord and Tenant agree at any time that the specific improvement may be removed by Tenant at the end of the Term provided Tenant restores the premises to its original condition, wear and tear excepted. If there is an agreement to allow removal, such items which are the subject of agreement shall be listed on Exhibit F which agreement, as may be revised by the parties from time to time, shall be made a part of this Lease. The parties have agreed as to the items 1 through 8 listed on Exhibit F.

          8.5 Landlord's Access to Leased Premises. Landlord shall have the right to place, maintain, and repair all utility equipment of any kind in, upon, and under the Leased Premises as may be necessary for the servicing of the Leased Premises and other portion of the Building. Landlord shall upon providing adequate notice to Tenant, also have the right to enter the Leased Premises at all times to inspect or to exhibit the same to prospective purchasers, mortgagees, tenants, and lessees, and to make such repairs, additions, alterations, or improvements as Landlord may deem desirable. Landlord shall be allowed to take all material upon said Leased Premises that may be required therefor without the same constituting an actual or constructive eviction of Tenant in whole or in part and the rents reserved herein shall in no wise abate while said work is in progress by reason of loss or interruption of Tenant's business or otherwise, and Tenant shall have no claim for damages unless due to Landlord negligence. During the three (3) months prior to expiration of this Lease or of any renewal term, Landlord may place upon the Leased Premises "For Lease" or "For Sale" signs which Tenant shall permit to remain thereon.

IX.  ASSIGNMENT

          9.1 Assignment Prohibited. Tenant shall not transfer, assign, mortgage, or hypothecate this Lease, in whole or in part, or permit the use of the Leased Premises by any person or persons other than Tenant, or sublet the Leased Premises, or any part thereof, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, provided sufficient information is provided to Landlord to accurately represent the financial condition of those to whom this Lease will be transferred, assigned, mortgaged, or hypothecated. Such prohibition against assigning or subletting shall include any assignment or subletting by operation of law. Any transfer of this Lease from the Tenant by merger, consolidation, transfer of assets, or liquidation shall constitute an assignment for purposes of this Lease. In the event that Tenant hereunder is a corporation, an unincorporated association, or a partnership, the transfer, assignment, or hypothecation of any stock or interest in such corporation, association, or partnership in the aggregate in excess of forty-nine percent (49%) shall be deemed an assignment within the meaning of this Section. The above prohibition of assignment will not apply in the case of a registered offering of shares by Tenant or the public trading of registered shares subsequent to an initial offering.

          9.2  Consent Required.

          (a) Any assignment or subletting without Landlord's consent shall be void, and shall constitute a default hereunder which, at the option of Landlord, shall result in the termination of this Lease or exercise of Landlord's other remedies hereunder. Consent to any assignment or subletting shall not operate as a waiver of the necessity for consent to any subsequent assignment or subletting, and the terms of such consent shall be binding upon any person holding by, under, or through Tenant.

          (b) Landlord shall have no obligation to consent to the proposed sublease or assignment if the proposed sublessee or assignee or its business is or may be subject to compliance with additional requirements of the law, including any related rules or regulations, commonly known as the "Americans with Disabilities Act of l990" or similar state or local laws relating to persons with disabilities beyond those requirements which are applicable to the tenant desiring to so sublease or assign".

          9.3 Landlord's Right in Event of Assignment. If this Lease is assigned or if the Leased Premises or any portion thereof are sublet or occupied by any person other than the Tenant, Landlord may collect rent and other charges from such assignee or other party, and apply the amount collected to the rent and other charges reserved hereunder, but such collection shall not constitute consent or waiver of the necessity of consent to such assignment, subleasing, or other transfer, nor shall such collection constitute the recognition of such assignee, sublessee, or other party as the Tenant hereunder or a release of Tenant from the further performance of all of the covenants and obligations, including obligation to pay rent, of Tenant herein contained. In the event that Landlord shall consent to a sublease or assignment hereunder, Tenant shall pay to Landlord reasonable fees, not to exceed $100.00, incurred in connection with processing of documents necessary to the giving of such consent. In the event Landlord consents to the assignment as provided by paragraph 9.1, then Tenant shall be released from further performance of any covenant and obligation under this Lease.

               9.4 Tenant's Right to Assign. For purposes of this Section 9.4, the term "Leases" means this Lease and the following two (2) lease agreements: (i) that certain Lease Agreement dated October 12, 1995 between Boyer-Foothill Associates, Ltd., as Landlord, and Tenant; and (ii) that certain Lease Agreement dated March 1, 1998 between Landlord and Tenant. Notwithstanding any other provision of this Section 9 to the contrary, Tenant shall have the right to assign its entire right, title and interest as tenant under all of the Leases to the University of Utah (the "University"), without first obtaining Landlord's prior written consent; provided, Tenant shall give Landlord not less than thirty (30) days prior written notice of such assignment and shall provide Landlord with copies of all documents, agreements and instruments related to the assignment. In the event of an assignment of the Tenant's rights and obligations to the University, and subject to obtaining the written agreement by the University to assume and perform all of the obligations of Tenant under the Leases (in form and substance reasonably acceptable to Landlord), Landlord shall recognize the University as the successor to Tenant under this Lease and such written agreement shall accomplish the release of Tenant of and from the further performance of any and all covenants and obligations under this Lease. Tenant shall have the right to assign its entire right, title and interest as tenant under all of the Leases to an entity or person which proposes to use the Leased Premises for purposes which are consistent with all covenants, rules, conditions and reversions governing the Research Park, whose net worth is equal to or greater than that of Tenant at the time of Tenant's execution of this Lease and whose credit worthiness is equal to or better than that of Tenant's creditworthiness at the time of Tenant's execution of this Lease (a "Creditworthy Successor Tenant"), subject to the Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed. In connection with such request, Tenant shall furnish Landlord with all information reasonably required to evaluate the net worth or creditworthiness of the proposed assignee and copies of all documents, agreements and instruments relating to the proposed assignment. In the event of an assignment of Tenant's rights and obligations to a Creditworthy Successor Tenant as contemplated herein, and subject to obtaining the written agreement o the assignee to assume and perform all of the obligations of Tenant under the Leases, landlord shall recognize such assignee as the successor to Tenant under this lease and such written agreement shall accomplish the release of Tenant of and from the further performance of any and all covenants and obligations under this Lease.

X.   INDEMNITY

          10.1 Indemnification. Tenant and Landlord shall indemnify each other and save each other harmless from and against any and all suits, actions, damage and claims, liability and expense in connection with loss of life, bodily or personal injury, or property damage arising from or out of any occurrence in, upon, at or from the Leased Premises, or occasioned wholly or in part by any act or omission of Tenant or Landlord, their agents, contractors, employees, servants, invitees, licensees or concessionaires. All insurance policies carried by Tenant and Landlord shall include a waiver of subrogation endorsement which specifies that the insurance carrier(s) will waive any right of subrogation against Tenant and/or Landlord arising out of any insurance claim.

          10.2 Release of Landlord. Landlord shall not be responsible or liable at any time for any loss or damage to Tenant's personal property or to Tenant's business. Tenant shall store its property in and shall use and enjoy the Leased Premises and all other portions of the Building and Improvements at its own risk, and hereby releases Landlord, to the full extent permitted by law, from all claims of every kind resulting in loss of life, personal or bodily injury, or property damage.

          10.3 Notice. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Leased Premises or in the Building of which the Leased Premises are a part or of defects therein or in any fixtures or equipment.

          10.4 Litigation. In case Landlord, without fault on its part, shall be made a party to any litigation commenced against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses, and reasonable attorneys' fees.


 XI. INSURANCE

          11.1 Fire and "All Risk" Insurance on Tenant's Personal Property and Fixtures. At all times during the term of this Lease, Tenant shall keep in force at its sole cost and expense, fire insurance and "All Risk" insurance (including vandalism and malicious mischief) equal to the replacement cost of Tenant Finish, Tenant's fixtures, furnishings, equipment, and contents upon the Leased Premises and all improvements or additions made by Tenant to the Leased Premises. The Landlord shall be named as an additional insured on all such policies.

          11.2 Liability Insurance. Tenant shall, during the entire term hereof, keep in full force and effect a policy of public liability and property damage insurance to include contractual coverage with respect to the Leased Premises and the business operated by Tenant in the Leased Premises, with a combined single limit for personal or bodily injury and property damage of not less than $1,000,000.00. The policy shall name Landlord, any person, firms, or corporations designated by Landlord, and Tenant as insureds, and shall contain a clause that the insurer will not cancel or materially change the insurance pertaining to the Leased Premises without first giving Landlord ten (10) days written notice. Tenant shall at all times during the term hereof provide Landlord with evidence of current insurance coverage. All public liability, property damage, and other liability policies shall be written as primary policies, not contributing with coverage which Landlord may carry.

          11.3 Property Coverage. Landlord shall obtain and maintain in force an "all-risk type" or equivalent policy form, and shall include fire, theft, extended coverages, vandalism and malicious mischief on the Building during the Lease period and any extension thereof. At the Landlord's discretion coverage for flood and earthquake may be obtained if commercially available at reasonable rates. Such insurance shall also include coverage against loss of rental income. Tenant shall pay Landlord as an expense covered in Basic Costs the cost to purchase the insurance called for in this paragraph.

          11.4 Subrogation. Tenant and Landlord each waive its right of subrogation against each other for any reason whatsoever.

          11.5 Lender. Any mortgage lender interest in any part of the Building or Improvements may, at Landlord's option, be afforded coverage under any policy required to be secured by Tenant hereunder, by use of a mortgagee's endorsement to the policy concerned.


 XII. DESTRUCTION

          If the Leased Premises shall be partially damaged by any casualty insured against under any insurance policy maintained by Landlord, Landlord shall, upon receipt of the insurance proceeds, repair the Leased Premises and until repair is complete the Basic Annual Rent and Additional Rent shall be abated proportionately as to that portion of the Leased Premises rendered untenantable. Notwithstanding the foregoing, if: (a) the Leased Premises by reason of such occurrence are rendered wholly untenantable, or (b) the Leased Premises should be damaged as a result of a risk which is not covered by insurance, or (c) the Leased Premises should be damaged in whole or in part during the last six (6) months of the term or of any renewal hereof, or (d) the Leased Premises or the Building (whether the Leased Premises are damaged or not) should be damaged to the extent of fifty percent (50%) or more of the then-monetary value thereof, then and in any such events, Landlord may either elect to repair the damage or may cancel this Lease by notice of cancellation within Ninety (90) days after such event and thereupon this Lease shall expire, and Tenant shall vacate and surrender the Leased Premises to Landlord. Tenant's liability for rent upon the termination of this Lease shall cease as of the day following Landlord's giving notice of cancellation. In the event Landlord elects to repair any damage, any abatement of rent shall end five (5) days after notice by Landlord to Tenant that the Leased Premises have been repaired. If the damage is caused by the negligence of Tenant or its employees, agents, invitees, or concessionaires, there shall be no abatement of rent. Unless this Lease is terminated by Landlord, Tenant shall repair and refixture the interior of the Leased Premises to the extent of the Tenant Finish in a manner and in at least a condition equal to that existing prior to the destruction or casualty.


XIII. CONDEMNATION

          13.1 Total Condemnation. If the whole of the Leased Premises shall be acquired or taken by condemnation proceeding, then this Lease shall cease and terminate as of the date of title vesting in such proceeding.

          13.2 Partial Condemnation. If any part of the Leased Premises shall be taken as aforesaid, and such partial taking shall render that portion not so taken unsuitable for the business of Tenant, then this Lease shall cease and terminate as aforesaid. If such partial taking is not extensive enough to render the Leased Premises unsuitable for the business of Tenant, then this Lease shall continue in effect except that the Basic Annual Rent and Additional Rent shall be reduced in the same proportion that the portion of the Leased Premises (including basement, if any) taken bears to the total area initially demised and Landlord shall, upon receipt of the award in condemnation, make all necessary repairs or alterations to the Building in which the Leased Premises are located, provided that Landlord shall not be required to expend for such work an amount in excess of the amount received by Landlord as damages for the part of the Leased Premises to taken. "Amount received by Landlord" shall mean that part of the award in condemnation which is free and clear to Landlord of any collection by mortgage lenders for the value of the diminished fee.

          13.3 Landlord's Option to Terminate. If more than twenty percent (20%) of the Building shall be taken as aforesaid, Landlord may, by written notice to Tenant, terminate this Lease. If this Lease is terminated as provided in this Section, rent shall be paid up to the day that possession is so taken by public authority and Landlord shall make an equitable refund of any rent paid by Tenant in advance.

          13.4 Award. Tenant shall not be entitled to and expressly waives all claim to any condemnation award for any taking, whether whole or partial and whether for diminution in value of the leasehold or to the fee, although Tenant shall have the right, to the extent that the same shall not reduce Landlord's award, to claim from the condemnor, but not from the Landlord, such compensation as may be recoverable by Tenant in its own right for damages to Tenant Finish, Tenant's business and fixtures or equipment.

          13.5 Definition. As used in this Part XIII the term "condemnation proceeding" means any action or proceeding in which any interest in the Leased Premises is taken for any public or quasi-public purpose by any lawful authority through exercise of eminent domain or right of condemnation or by purchase or otherwise in lieu thereof.


XIV. LANDLORD'S RIGHTS TO CURE

          14.1 General Right. In the event of breach, default, or noncompliance hereunder by Landlord, Tenant shall, before exercising any right or remedy available to it, give Landlord written notice of the claimed breach, default, or noncompliance. If prior to its giving such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of a lender which has furnished any of the financing referred to in Part XV hereof, concurrently with giving the aforesaid notice to Landlord, Tenant shall, by registered mail, transmit a copy thereof to such lender. For the fifteen (15) days following the giving of the notice(s) required by the foregoing portion of this section (or such longer period of time as may be reasonably required to cure a matter which, due to its nature, cannot reasonably be rectified within fifteen (15) days), Landlord shall have the right to cure the breach, default, or noncompliance involved. If Landlord has failed to cure a default within said period, any such lender shall have an additional fifteen (15) days within which to cure the same or, if such default cannot be cured within that period, such additional time as may be necessary if within such fifteen (15) day period said lender has commenced and is diligently pursuing the actions or remedies necessary to cure the breach default, or noncompliance involved (including, but not limited to, commencement and prosecution of proceedings to foreclose or otherwise exercise its rights under its mortgage or other security instrument, if necessary to effect such cure), in which event this Lease shall not be terminated by Tenant so long as such actions or remedies are being diligently pursued by said lender.

          14.2 Mechanic's Lien. Should any mechanic's or other lien be filed against the Leased Premises or any part thereof by reason of Tenant's acts or omissions or because of a claim against Tenant, Tenant shall cause the effect of the same to be cancelled and discharged or bonded over or otherwise within ten (10) days after written notice by Landlord.


 XV. FINANCING; SUBORDINATION

          15.1 Subordination. Tenant acknowledges that it might be necessary for Landlord or its successors or assigns to secure mortgage loan financing or refinancing affecting the Leased Premises. Tenant also acknowledges that the lender interested in any given loan may desire that Tenant's interest under this Lease be either superior or subordinate to the mortgage then held or to be taken by said Lender. Accordingly, Tenant agrees that at the request of Landlord at any time and from time to time Tenant shall execute and deliver to Landlord an instrument, in form reasonably acceptable to Landlord and Tenant, whereby Tenant subordinates its interest under this Lease and in the Leased

     Premises to such of the following encumbrances as may be specified by
     Landlord: Any mortgage or trust deed and customary related instruments are herein collectively referred to merely as a "Mortgage" and securing a loan obtained by Landlord or its successors or assigns for the purpose of enabling acquisition of the Building and/or construction of additional improvements to provide permanent financing for the Building, or for the purpose of refinancing any such construction, acquisition, standing or permanent loan. Provided, however, that any such instrument or subordination executed by Tenant shall provide that so long as Tenant continues to perform all of its obligations under this Lease its tenancy shall remain in full force and effect notwithstanding Landlord's default in connection with the Mortgage concerned or any resulting foreclosure or sale or transfer in lieu of such proceedings. Tenant shall not subordinate its interests hereunder or in the Leased Premises to any lien or encumbrance other than the Mortgages described in and specified pursuant to this
     Section 15.1 without the prior written consent of Landlord and of the lender interested under each mortgage then affecting the Leased Premises. Any such unauthorized subordination by Tenant shall be void and of no force or effect whatsoever.

          15.2 Attornment. Any sale, assignment, or transfer of Landlord's interest under this Lease or in the Leased Premises including any such disposition resulting from Landlord's default under a mortgage, shall be subject to this Lease and also Tenant shall attorn to Landlord's successor and assigns and shall recognize such successor or assigns as Landlord under this Lease, regardless of any rule of law to the contrary or absence of privity of contract.

          15.3 Financial Information. As a condition to Landlord's acceptance of this Lease, Tenant shall provide financial information sufficient to verify to Landlord the financial condition of Tenant. Tenant hereby represents and warrants that none of such information contains or will contain any untrue statement of material fact, nor will such information omit any material fact necessary to make the statements contained therein misleading or unreliable. Any financial information provided by Tenant shall beheld in confidence and distributed only to Landlord's investors or lenders for the Leased Premises.


XVI. EVENTS OF DEFAULT; REMEDIES OF LANDLORD

          16.1 Default by Tenant. Upon the occurrence of any of the following events, Landlord shall have the remedies set forth in Section 16.2:

          (a) Tenant fails to pay any installment of Basic Annual Rent or Estimated Costs or any other sum due hereunder within ten (10) days after Tenant receives written notice of rent due.

          (b) Tenant fails to perform any other term, condition, or covenant to be performed by it pursuant to this Lease within ten (10) days after written notice of such default shall have been given to Tenant by Landlord or, if cure would reasonably require more than ten (10) days to complete, if Tenant fails to commence performance within the ten (10) day period or fails diligently to pursue such cure to completion.

          (c) Tenant shall become bankrupt or insolvent or file any debtor proceedings or have taken against such party in any court pursuant to state or federal statute, a petition in bankruptcy or insolvency, reorganization, or appointment of a receiver or trustee; or Tenant petitions for or enters into an arrangement; or suffers this Lease to be taken under a writ of execution.

          16.2  Remedies.   In the event of any default by Tenant hereunder,
      Landlord may at any time, without waiving or limiting any other right or remedy available to it, terminate Tenant's rights under this Lease by written notice, reenter and take possession of the Premises by any lawful means (with or without terminating this Lease), or pursue any other remedy allowed by law. Tenant agrees to pay to Landlord the cost of recovering possession of the Premises, all costs of reletting, and arising out of Tenant's default, including attorneys' fees. Notwithstanding any reentry, the liability of Tenant for the rent reserved herein shall not be extinguished for the balance of the Term, and Tenant agrees to compensate Landlord upon demand for any deficiency arising from reletting the Premises at a lesser rent than applies under this Lease.

          16.3 Past Due Sums; Penalty. If Tenant fails to pay, when the same is due and payable, any Basic Annual Rent, Estimated Costs and electrical charges within ten (10) days after the same is due and payable, or other sum required to be paid by it hereunder, such unpaid amounts shall bear interest from the due date thereof to the date of payment at a fluctuating rate equal to two percent (2%) per annum above the prime rate of interest charged by Zions Bank, Salt Lake City, Utah. In addition thereto, Tenant shall pay a sum of two percent (2%) of such unpaid amounts as a service fee. Notwithstanding the foregoing, however, Landlord's right concerning such interest and service fee shall be limited by the maximum amount which may properly be charged by Landlord for such purposes under applicable law.

XVII. PROVISIONS APPLICABLE AT TERMINATION OF LEASE

          17.1 Surrender of Premises. At the expiration of this Lease, except for changes made by Tenant that were approved by Landlord, Tenant shall surrender the Leased Premises in the same condition, less reasonable wear and tear, as they were in upon delivery of possession thereto under this Lease and shall deliver all keys to Landlord. Before surrendering the Leased Premises, Tenant shall remove all of its personal property including, but not limited to, those items showing on Exhibit "F" and trade fixtures and such property or the removal thereof shall in no way damage the Leased Premises, and Tenant shall be responsible for all costs, expenses and damages incurred in the removal thereof. If Tenant fails to remove its personal property and fixtures upon the expiration of this Lease, the same shall be deemed abandoned and shall become the property of Landlord.

          17.2 Holding Over. Any holding over after the expiration of the term hereof or of any renewal term shall be construed to be a tenancy from month to month at such rates as Landlord may designate and on the terms herein specified so far as possible. Landlord may not in any event raise the rent above 110% of the last month's rent.


XVIII. ATTORNEYS' FEES

       In the event that at any time during the term of this Lease either Landlord or the Tenant institutes any action or proceeding against the other relating to the provisions of this Lease or any default hereunder, then the unsuccessful party in such action or proceeding agrees to reimburse the successful party for the reasonable expenses of such action including reasonable attorneys' fees, incurred therein by the successful party.


XIX. ESTOPPEL CERTIFICATE

          19.1 Landlord's Right to Estoppel Certificate. Tenant shall, within fifteen (15) days after Landlord's request, execute and deliver to Landlord a written declaration, in form and substance similar to Exhibit "D", in recordable form: (1) ratifying this Lease; (2) expressing the Commencement Date and termination date hereof; (3) certifying that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writing as shall be stated); (4) that, if true, all conditions under this Lease to be performed by Landlord have been satisfied; (5) that there are no defenses or offsets against the enforcement of this Lease by the Landlord, or stating those claimed by Tenant; (6) the amount of advance rental, if any, (or none if such is the case) paid by Tenant; (7) the date to which rental has been paid; (8) the amount of security deposited with Landlord; and (9) such other information as Landlord may reasonably request. Landlord's mortgage lenders and/or purchasers shall be entitled to rely upon such declaration.

          19.2 Effect of Failure to Provide Estoppel Certificate. Tenant's failure to furnish any Estoppel Certificate within fifteen (15) days after request therefor shall be deemed a default hereunder and moreover, it shall be conclusively presumed that: (a) this Lease is in full force and effect without modification in accordance with the terms set forth in the request; (b) that there are no unusual breaches or defaults on the part of the Landlord; and (c) no more than one (1) month's rent has been paid in advance.

XX.   PARKING

      Automobiles of Tenant and all visitors associated with Tenant shall be parked only within parking areas designated by Landlord for parking. Landlord or its agents shall, without any liability to Tenant or its occupants, have the right to cause to be removed any automobile that may be wrongfully parked in a prohibited or reserved parking area, and Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, losses, demands, damages and liabilities asserted or arising with respect to or in connection with any such removal of an automobile except due to Landlord's negligence.

XXI.  SIGNS, AWNINGS, AND CANOPIES

      Tenant shall not place or suffer to be placed or maintained on any exterior door, wall, or window of the Leased Premises, or elsewhere in the Building, any sign, awning, marquee, decoration, lettering, attachment, or canopy, or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering, or advertising matter on the glass of any window or door of the Leased Premises without obtaining the proper authorization from Salt Lake County prior to installing. Tenant will otherwise be free to install signage of its choice.

XXII. MISCELLANEOUS PROVISIONS

          22.1 No Partnership. Landlord does not by this Lease, in any way or for any purpose, become a partner or joint venturer of Tenant in the conduct of its business or otherwise.

          22.2 Force Majeure. Landlord shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from so doing by cause or causes beyond Landlord's control, including labor disputes, civil commotion, war, governmental regulations or controls, fire or other casualty, inability to obtain any material or service, or acts of God.

          22.3 No Waiver. Failure of Landlord or Tenant to insist upon the strict performance of any provision or to exercise any option hereunder shall not be deemed a waiver of such breach by Landlord or Tenant. No provision of this Lease shall be deemed to have been waived unless such waiver be in writing signed by Landlord or Tenant, as the case may be.

          22.4 Notice. Any notice, demand, request, or other instrument which may be or is required to be given under this Lease shall be (i) given by facsimile, (ii) delivered in person or (iii) sent by United States certified or registered mail, postage prepaid and shall be addressed (a) if to Landlord, at the place specified for payment of rent, and (b) if to Tenant, either at the Leased Premises or at any other current address for Tenant which is known to Landlord. Either party may designate such other address as shall be given by written notice or by facsimile transmission.

     Landlord:  BOYER RESEARCH PARK ASSOCIATES VI
                C/O THE BOYER COMPANY
                127 SOUTH 500 EAST, SUITE 100
                SALT LAKE CITY, UTAH 84102
                (801) 521-4781/FAX (801) 521-4793
                ATTENTION:  B. GREG GARDNER

     Tenant:    MYRIAD GENETICS, INC.
                320 WAKARA WAY
                SALT LAKE CITY, UTAH 84108
                (801) 582-3400/FAX (801) 584-3640
                ATTENTION:  JAY MOYES

                PARSONS, BEHLE & LATIMER
                201 SOUTH MAIN
                SALT LAKE CITY, UTAH 84111
                (801) 532-1234/FAX (801) 536-6111
                ATTENTION:  JON BUTLER

          22.5  Captions; Attachments; Defined Terms.

          (a) The captions to the section of this Lease are for convenience of reference only and shall not be deemed relevant in resolving questions of construction or interpretation under this Lease.

          (b) Exhibits referred to in this Lease, and any addendums and schedules attached to this Lease shall be deemed to be incorporated in this Lease as though part thereof.

          22.6 Recording. Tenant may record this Lease or a memorandum thereof with the written consent of Landlord, which consent shall not be unreasonably withheld. Landlord, at its option and at any time, may file this Lease for record with the Recorder of the County in which the Building is located.

          22.7 Partial Invalidity. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

          22.8 Broker's Commissions. Tenant and Landlord represent and warrant to each other that there are no claims for brokerage commissions or finder's fees in connection with this Lease and agree to indemnify each other against and hold them harmless from all liabilities arising from such claim, including any attorneys' fees connected therewith.

          22.9 Tenant Defined: Use of Pronouns. The word "Tenant" shall be deemed and taken to mean each and every person or party executing this document as a Tenant herein. If there is more than one person or organization set forth on the signature line as the Tenant, their liability hereunder shall be joint and several. If there is more than one Tenant, any notice required or permitted by the terms of this Lease may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals or corporation. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

          22.10 Provisions Binding, Etc. Except as otherwise provided, all provisions herein shall be binding upon and shall inure to the benefit of the parties, their legal representatives, heirs, successors, and assigns. Each provision to be performed by Tenant shall be construed to be both a covenant and a condition. In the event of a sale or assignment (except for purposes of security or collateral) by Landlord of all of (i) the Building,
     (ii) the Leased Premises, or (iii) this Lease, to an unrelated third party (the "Buyer") reasonably acceptable to Tenant, Landlord shall, from and after the date of such sale or assignment, be entirely relieved of all of its obligations under this Lease, provided that (i) such Buyer fully assumes all of the obligations of Landlord under this Lease, and (ii) Tenant's rights and benefits under this Lease continue in full force and effect following the date of such sale or assignment.

          22.11 Entire Agreement, Etc. This Lease and the Exhibits, Riders, and/or Addenda, if any, attached hereto, constitute the entire agreement between the parties. All Exhibits, riders, or addenda mentioned in this Lease are incorporated herein by reference. Any prior conversations or writings are merged herein and extinguished. No subsequent amendment to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed. Submission of this Lease for examination does not constitute an option for the Leased Premises and becomes effective as a lease only upon execution and delivery thereof by Landlord to Tenant. If any provision contained in the rider or addenda is inconsistent with a provision in the body of this Lease, the provision contained in said rider or addenda shall control. The captions and Section numbers appearing herein are inserted only as a matter of convenience and are not intended to define, limit, construe, or describe the scope or intent of any section or paragraph.

          22.12 Governing Law. The interpretation of this Lease shall be governed by the laws of the State of Utah. The parties hereto expressly and irrevocably agree that either party may bring any action or claim to enforce the provisions of this Lease in the State of Utah, County of Salt Lake, and each party irrevocably consents to personal jurisdiction in the State of Utah for the purposes of any such action or claim. Each party further irrevocably consents to service of process in accordance with the provisions of the laws of the State of Utah. Nothing herein shall be deemed to preclude or prevent the parties hereto from bringing any action or claim to enforce the provisions of this Lease in any other appropriate place or forum.

          22.13 Ground Lease Notice. Landlord shall provide notice to Tenant within three (3) business days of the occurrence of either of the following under the ground lease pursuant to which Landlord leases the Property described on Exhibit "A" and/or the documents evidencing a construction or a permanent loan secured by the Property: (i) an event of default on the part of Landlord or (ii) Landlord's receipt of notice that (A) Landlord is in default under such documents or (B) that with the passage of time Landlord will be in default under such documents.

     IN WITNESS WHEREOF, the Landlord and Tenant have executed this Lease on the day first set forth above.


                                   LANDLORD:  BOYER RESEARCH PARK ASSOCIATES
                                              VI, BY ITS GENERAL PARTNER, THE
                                              BOYER COMPANY, L.C.



                                              By: /s/ H. Roger Boyer
                                                  ---------------------------
                                                  H. Roger Boyer
                                                  Chairman and Manager


                                   TENANT:    MYRIAD GENETICS, INC.



                                              By: /s/ Jay Moyes
                                                  ---------------------------
                                                  Jay Moyes
                                                  Chief Financial Officer

                                    NOTARY

STATE OF UTAH            )
                         )  ss
COUNTY OF SALT LAKE      )

     On this______ day of _____________________, 200____, personally appeared before me H. ROGER BOYER, who duly acknowledged to me that he executed the foregoing Lease as the CHAIRMAN AND MANAGER of THE BOYER COMPANY, L. C., A UTAH LIMITED LIABILITY COMPANY, the managing partner of BOYER RESEARCH PARK ASSOCIATES VI.



My commission Expires:                 ____________________________________
                                       Notary Public
                                       Residing at SALT LAKE COUNTY
____________________________





STATE OF______________     )
                           )  ss
COUNTY OF_____________     )


     On this _____ day of ______, 200___, personally appeared before me JAY MOYES, who being duly sworn, did say that he is the CHIEF OPERATING OFFICER of MYRIAD GENETICS, INC., a DELAWARE Corporation, and that said instrument was signed in behalf of said corporation by authority of its by-laws or a resolution of its Board of Directors, and said JAY MOYES acknowledged to me that said corporation executed the same.


My Commission Expires:

                                       ____________________________________
_____________________                  Notary Public
                                       Residing at_________________________

                                     RIDER

                        THIS RIDER IS INCORPORATED INTO
                  THE LEASE AGREEMENT AND MADE A PART THEREOF

A.   Tenant's Right of First Refusal to Purchase Building
     ----------------------------------------------------

     Landlord grants to Tenant the right of first refusal exercisable after the Commencement Date during the term of the Lease to purchase the Building (the "Right of First Refusal"). If at any time after the Commencement Date during the term of this Lease Landlord shall desire to accept an offer from a third person to purchase the Building, it shall provide written notice of such intent to Tenant together with a copy of the offer. Tenant shall have twenty (20) days to elect to purchase the Building strictly upon the terms and conditions, including price, as set forth in the offer. If Tenant does not timely exercise the Right of First Refusal, this Right of First Refusal shall expire and Landlord may thereafter sell the Building upon terms and conditions, including price, which are not more favorable to the buyer that is set forth in the offer. If Landlord does not close the sale of the Building to such third person, Tenant's Right of First Refusal shall continue. This Right of First Refusal shall not apply to a foreclosure sale, trustee's sale or deed in lieu of foreclosure by or to a mortgage lender in respect of the Building.

B.   Tenant's Option to Purchase Building
     ------------------------------------

     1. Commencing as of the Commencement Date and continuing throughout the term of the Lease, Tenant shall have the right and option to purchase all of Landlord's right, title and interest in the Building upon the terms and conditions set forth in this portion of the Rider (the "Purchase Option"). To exercise this Purchase Option, tenant shall give written notice of exercise to Landlord in the manner provided in the Lease. Tenant may exercise the Purchase Option only if no default, or circumstance which with the giving of notice and/or the passage of time would constitute a default, is then existing.

     2. The Purchase Price which Tenant shall pay to Landlord for its entire right, title and interest in the Building (the "Purchase Price") shall be the sum of the following:

          (a) The amount of any prepayment fee, premium or similar charge incurred by Landlord in discharging any lien or encumbrance which secures any monetary obligation on the Building.

          (b)  The greater of:

               (i) the Fair Market Value (as defined below); and

               (ii) one hundred and six percent (106%) of the Total Project Cost (as defined below).

     3. For purposes of this Purchase Option, the following terms shall have the meanings set forth:

          (a) "Fair Market Value" means the value of the Building as agreed upon in writing by Landlord and Tenant or, if the Landlord and Tenant cannot agree upon such value within thirty (30) days after the Tenant exercises the Purchase Option, then either Landlord or Tenant may nominate three (3) qualified, independent appraisers to appraise the Building, each of whom shall:

               (i) be a member in good standing of the Utah Chapter of the Appraisal Institute;

               (ii) be state certified under the Utah Real Estate Appraiser Registration and Certification Act; and

               (iii) shall have not less than five (5) years of experience valuing office buildings in Salt Lake County, Utah.

               The other party shall then select one (1) of the nominated appraisers to perform an appraisal to determine the Fair Market Value of the Building. The costs and fees of the appraiser shall be paid in equal shares by Landlord and Tenant. In determining the Fair Market Value it shall be assumed that all liens and encumbrances securing obligations to pay loans or other fixed or determinable sums have been discharged.

          (b) "Total Project Cost" means any and all "hard" and "soft" direct costs and expenditures incurred by Landlord at any time in connection with the acquisition, design or construction of the Building, including, without limitation:

               (i) all payments or obligations incurred to general and other contractors;

               (ii) all architectural, engineering and other professional fees incurred;

               (iii) all permit and license fees and other charges of
                     governmental authorities incurred;

               (iv) all cost and expense of insurance incurred prior to the Commencement Date;

               (v) all cost incurred prior to the Commencement Date in connection with or arising from the ground lease including, without limitation, legal fees and survey costs;

               (vi) all legal and accounting fees incurred which are attributable to the development and construction of the Building;

               (vii) all cost incurred in connection with or arising from or in connection with construction financing including, without limitation, legal fees and survey costs; and

               (viii) all real estate taxes and assessments (or equivalent privilege tax), utility charges and similar costs and expenses in respect of the Building incurred prior to the Commencement Date.

     4. The closing, pursuant to the Purchase Option, shall occur thirty (30) days after the Purchase Price is determined. At the closing:

          (a)  Tenant shall pay the Purchase Price in cash.

          (b) Landlord shall convey title to the Building to Tenant by special warranty deed and shall be obligated to provide at Landlord's cost a standard owner's policy of title insurance.

          (c) Landlord shall discharge all liens and encumbrances securing obligations to pay loans or other fixed or determinable sums or obligations owing to mechanics or materialmen. Tenant shall take the Building subject to all other encumbrances and exceptions of record.

          (d) Landlord shall represent and warrant to the best of its knowledge as to customary matters involving the condition of the Building.

          (e) Each of the parties shall bear its costs and attorneys' fees in connection with the exercise and closing under the Purchase Option; provided, Landlord shall pay the premium on the policy of title insurance delivered to Tenant, and Landlord and Tenant shall each pay one-half (1/2) of the fees of the escrow agent.

     5. If the Tenant exercises the Purchase Option but timely fails to close for any reason other than the fault of Landlord, the Purchase Option shall thereafter expire and shall no longer be enforceable.

     6. Landlord and Tenant shall jointly record a notice of this Purchase Option and of the Right of First Refusal.

                                  EXHIBIT "A"

                         LEGAL DESCRIPTION OF PROPERTY
                         -----------------------------

                        TO BE PROVIDED AT A LATER DATE.

                                  EXHIBIT "B"

                     PLANS AND SPECIFICATIONS OF BUILDING
                     ------------------------------------


              EXHIBIT "B" TO BE PROVIDED FOLLOWING COMPLETION OF
                    ARCHITECTURAL PLANS AND SPECIFICATIONS.

                                  EXHIBIT "C"

                                  WORK LETTER
                                  -----------

                        CONSTRUCTION AND/OR FINISHING OF
                        IMPROVEMENTS TO LEASED PREMISES


     In accordance with the provisions of the body of the Lease to which this Exhibit "C" is attached, the improvements to the Leased Premises shall be constructed and/or finished (as the case may be) in the manner described, and upon all of the terms and conditions contained in the following portion of this Exhibit "C".

I.   CONSTRUCTION OF PHASE I BUILDING ("THE BUILDING"):
     -------------------------------------------------

          A. Landlord agrees to erect at its sole cost and expense, the Building described on Exhibit "B." Landlord shall build-out and finish the Leased Premises according to Tenant's plans and specifications at Tenant's cost and expense. The Building and the Leased Premises shall be constructed in a good and workmanlike manner, with any change orders thereto approved by Landlord and Tenant with respect to the Leased Premises pursuant to Article B below, and in compliance with all applicable laws and ordinances. Preliminary Plans shall provide for a completely finished building, of a type and quality that is consistent with newly constructed first-class office buildings in the Salt Lake City, Utah area, and shall include site plans showing all driveways, sidewalks, parking areas that provide parking in an amount equal to two and 85/100 (2.85) cars for every 1,000 Usable Square Feet in the Building, landscaping and other site improvements. Without limiting the generality of the foregoing, Preliminary Plans shall provide for a three (3) story building containing 57,243 rentable square feet of space and shall be generally consistent with the conceptual plans and drawings attached hereto as Exhibit "B" and incorporated herein (the "Conceptual Drawings"). The build-out and interior finish work within the Leased Premises shall be in accordance with plans and specifications that shall be prepared by Landlord's architect, Jensen Haslem Campbell & Hardcastle Architects, and engineers ("Tenant Finish Plans"). Tenant Finish Plans shall be prepared in accordance with the time periods set forth to meet a July 1, 2001 Target Date. The Target Date shall be extended by any period of Tenant's delay in providing decisions that need to be made in connection with the preparation of Tenant Finish Plans.

          B. Tenant may make changes to Final Plans only if Tenant signs a change order requesting the change and then only if Landlord approves the change by signing the change order, which approval shall not be unreasonably withheld, conditioned, or delayed. Landlord shall notify Tenant in writing, within five
(5) business days of Tenant's change order request, of its approval or detailed reason of its disapproval of such change order and a good faith estimate of the actual cost of such change order and any delay to the Target Date or in achieving substantial completion that would result therefrom. Tenant may, within five (5) business days of its receipt of such estimate, elect to rescind its request for such change order upon written notice to Landlord. Landlord may require changes in Final Plans only if Landlord and Tenant sign a change order. The cost of any change orders that are necessary to comply with applicable building codes and other laws shall be borne by Landlord, unless such change orders are necessitated only because of (1) other change orders requested by Tenant; (2) Tenant Finish Plans; (3) changes to Tenant Finish Plans; or (4) Tenant's early occupancy to the Building prior to substantial completion of Landlord's Work. Any change order shall be effective only when set forth on a written change order executed by Landlord, Tenant, and the Base Building General Contractor. By approving a change order, Tenant and Landlord shall agree to a delay in Substantial Completion and to the Target Date, as specified therein, if any.

     Tenant shall furnish Landlord with a written list of Tenant's authorized construction representatives for Landlord's Work. Only such construction representatives are authorized to sign any change order, receipt, or other document on behalf of Tenant related to Landlord's Work, and without the signature of any one of such authorized construction representatives, no such document shall be binding upon Tenant. Tenant may, from time to time, change or add to the list of authorized construction representatives by giving Landlord written notice of the addition or change. Landlord's authorized representative shall be B. Greg Gardner, and until changed by written notice from Landlord to Tenant, only B. Greg Gardner shall be authorized to sign change orders, receipts, or other documents on behalf of Landlord related to Landlord's Work.

          C. The Building Work shall be performed by a general contractor selected by Landlord (the "Base Building General Contractor").

          D. Landlord will cause Contractor to provide, at Contractor's expense, an Owner's Protective Liability (OPL) Policy acceptable to Tenant. The Owner's Protective Liability Policy shall name Myriad Genetics, Inc. as the Named Insured. The policy will be provided by an insurance company rated A, Class XV or better by Best's Key Rating Guide system. The policy will maintain a limit of liability of not less than five million dollars ($5,000,000.00).
Such insurance policy must be in force prior to the commencement of construction operation of any kind. The Contractor will also insure the Building at Contractor's expense during the course of construction in an amount equal to or greater than the value of the construction. Insurance coverage shall be provided by an insurance company rated A, Class XV or better by Best's Key Rating Guide system. Insurance coverage shall be provided on a coverage form equal to or more comprehensive than Insurance Services Office (U.S.A.) Special form. Such insurance policy must be in force prior to construction operations of any kind.

     II.  TENANT FINISH PLANS:
          -------------------

          A. Landlord shall cause Jensen Haslem Campbell & Hardcastle Architects (the "Architect") to prepare plans and specifications for the interior improvement of the Building and the Leased Premises as necessary to render the Leased Premises in first-class condition and suitable for the conduct of Tenant's business (such improvement being referred to herein as the "Tenant Finish"). Landlord shall require the Architect to meet periodically with Tenant in connection with the preparation of the plans and, upon Landlord's approval thereof (which approval shall not be unreasonably withheld), to incorporate Tenant's requested features and specifications into the plans. Landlord shall submit a complete draft of the plans to Tenant by

September 1, 2001 (the "Base Line Date"). Tenant shall within seven (7) days after the plans are submitted to them, either approve the plans in writing or submit to Landlord a written itemization of all objections which Tenant may have to the plans. If Tenant approves the plans, the plans shall be deemed final. If Tenant submits to Landlord a written itemization of objections to the plans, Landlord and Tenant shall negotiate in good faith to resolve Tenant's objections to their mutual satisfaction. If Landlord and Tenant are able to resolve all of Tenant's objections to their mutual satisfaction, then Landlord and Tenant shall each approve the plans as modified to incorporate the resolution of Tenant's objections and the plans as so modified shall be deemed final.

          B.   Changes to Plans.  After the plans are deemed final, the plans
               ----------------
shall not be subject to further change except as provided under this Paragraph. If either Landlord or Tenant desires any change to the plans after they are deemed final, it shall submit to the other for approval (which approval shall not be unreasonably withheld) a proposed change order, in writing, setting forth the change. Thereupon the other party shall either approve the proposed change order or notify the party submitting the proposed change order of its reason for withholding such approval, within two (2) business days after receipt of the proposed change order for approval. Without limiting the reasons for which approval of any proposed change order may be reasonably withheld, approval shall be deemed to have been reasonably withheld if the proposed change (1) would result in additional construction maintenance repair or replacement costs which could not be fully borne by the party proposing the change, (2) would result in a violation of any applicable law, regulation, ordinance or code, or (3) in the case of a change proposed by Landlord would materially reduce the usable area of the Building or would materially adversely affect the aesthetics of the Leased Premises or the usability thereof for the conduct of Tenant's business. Upon approval of any proposed change order pursuant to this Paragraph, Landlord shall cause the plans and construction contracts to be modified or amended as necessary to reflect such change order.

          C.   Landlord's Construction Responsibilities.  Landlord shall be
               ----------------------------------------
fully responsible for the installation and construction of Tenant Finish, including, without limitation, the following: (1) the obtaining of all building and sign permits, licenses and other approvals required to construct the Tenant Finish; (2) the management and supervision of all architects, contractors, subcontractors and material providers participating in the construction of the Tenant Finish; (3) all necessary coordination with governmental entities having jurisdiction over the Lease Premises and utility companies; (4) enforcement of construction contracts; (5) security with respect to the Leased Premises during the construction period; (6) quality control and inspection of work; (7) construction clean up and refuse disposal; (8) construction timetables and deadlines as necessary to comply with the Lease; (9) compliance with applicable laws, regulations, ordinances and codes; and (10) all other matters relating to the construction of the Tenant Finish, except as otherwise expressly provided in the Lease. Landlord represents and covenants that upon the completion of the Tenant Finish, the Leased Premises shall conform to the Tenant Finish Plans and shall be in compliance with all applicable laws, regulations, ordinances, and codes, including, without limitation, applicable building codes and environmental laws. Tenant shall be entitled at any time during the construction period to inspect the construction of the Tenant Finish, provided that such inspection does not unreasonably interfere with the construction of the Tenant Finish. No failure of Tenant to conduct such inspections or to discover or assert any defect in connection therewith shall constitute a waiver by Tenant of, or preclude Tenant from thereafter asserting, any rights it may have with respect to any representation, warranty or covenant made by Landlord with respect to the Leased Premises or the Tenant Finish.

          D.   Construction Contracts.  Landlord shall act as general
               ----------------------
contractor with respect to, or install and construct using its own personnel, all or portions of the Tenant Finish, provided, however, Landlord shall contract with and use licensed, qualified and reputable companies or persons for the performance of all such work to the extent Landlord is not licensed and fully qualified to perform the same. Landlord shall be entitled to select all contractors and material providers to perform work with respect to the Tenant Improvements which Landlord does not elect to perform directly and to negotiate the terms and conditions of the contracts with such contractors and material providers. Notwithstanding Paragraphs C and D, Tenant may choose its own contractor to perform Landlord's work pursuant to Paragraphs C and D.

          E.   Warranty.  Unless Tenant substitutes the contractor pursuant to
               --------
Paragraph D above, Landlord warrants to Tenant for one (1) year after the Commencement Date of the Lease, that Tenant Finish shall be completed by Landlord in a good and workmanlike manner, free from faulty materials, in accordance with all applicable legal requirements, and sound engineering standards, and in accordance with the Final Plans and Tenant Finish Plans. Such warranty includes, without limitation, the repair or replacement (including labor), for one (1) year at Landlord's sole cost, of all materials, fixtures and equipment which are defective or which are defectively installed by Landlord or its agents in connection with Landlord's Work. In addition, Landlord shall obtain manufacturer's warranties, including, without limitation, for air conditioner, compressors, and the roof of the Building.

          F.  Commencement Date Agreement.  When the Commencement Date has been
              ---------------------------
determined, Landlord and Tenant shall execute Exhibit D (attached) expressly confirming the Commencement Date and the expiration date of the Initial Term of this Lease and confirming, to the best knowledge of Tenant and Landlord, that Substantial Completion has occurred.

          G.  Tenant's Construction Obligations.  Except as provided in
              ---------------------------------
paragraph C and D above, Tenant shall be fully responsible for the installation of all of Tenant's trade fixtures, equipment, furnishings or decorations, except to the extent such installation is contemplated or provided for in the Plans. Landlord shall provide Tenant reasonable access to the Leased Premises for such purposes.

                                 EXHIBIT  "D"

                      ACKNOWLEDGMENT OF COMMENCEMENT DATE
                      -----------------------------------
                        AND TENANT ESTOPPEL CERTIFICATE
                        -------------------------------


TO:                           DATE:



  RE: ______________________________________________________________
      ______________________________________________________________
      ______________________________________________________________
      ______________________________________________________________

Gentlemen:

     The undersigned, as Tenant, has been advised that the Lease has been or will be assigned to you as a result of your financing of the above-referenced property, and as an inducement therefor hereby confirms the following:

1. That it has accepted possession and is in full occupancy of the Premises, that the Lease is in full force and effect, that Tenant has received no notice of any default of any of its obligations under the Lease, and that the Lease Commencement Date is _______________________________________.

2. That the improvements and space required to be furnished according to the Lease have been completed and paid for in all respects, and that to the best of its knowledge, Landlord has fulfilled all of its duties under the terms, covenants and obligations of the Lease and is not currently in default thereunder.

3. That the Lease has not been modified, altered, or amended, and represents the entire agreement of the parties, except as follows:

     __________________________________________________________________
     __________________________________________________________________
     __________________________________________________________________
     __________________________________________________________________

4. That there are no offsets, counterclaims or credits against rentals, nor have rentals been prepaid or forgiven, except as provided by the terms of the Lease.

5. That said rental payments commenced or will commence to accrue on _____________, and the Lease term expires ___________________________. The amount of the security deposit and all other deposits paid to Landlord is $__________________.

6. That Tenant has no actual notice of a prior assignment, hypothecation or pledge of rents of the Lease, except: ____________________________________
     ___________________________________________________________________________
     ______________________.

7. That this letter shall inure to your benefit and to the benefit of your successors and assigns, and shall be binding upon Tenant and Tenant's heirs, personal representatives, successors and assigns. This letter shall not be deemed to alter or modify any of the terms, covenants or obligations of the Lease.

     The above statements are made with the understanding that you will rely on them in connection with the purchase of the above-referenced property.

                                        Very truly yours,


                                        _______________________________________


     Date of Signature: _____________   By:____________________________________

                                  EXHIBIT "E"
                                  -----------

                       COST TO CONSTRUCT LEASED PREMISES
                       ---------------------------------


TENANT:   MYRIAD GENETICS, INC.

DATE: MARCH 2001

SQUARE FOOTAGE:  57,243


ITEM                                               COST ESTIMATE
----                                               -------------


l.  Building Permit                                $__________
2.  Mechanical                                     ___________
3.  Electrical                                     ___________
4.  Walls                                          ___________
5.  Doors, Frames, Hardware                        ___________
6.  Painting                                       ___________
7.  Floorcovering                                  ___________
8.  Base                                           ___________
9.  Ceiling                                        ___________
10. Glass                                          ___________
11. Exterior Blinds                                ___________
12. Millwork/Plumbing                              ___________
13. Clean Up                                       ___________
14. Contingency                                    ___________
15. Supervision                                    ___________
16. Architect                                      ___________
17. Engineer                                       ___________
18. Other                                          ___________
    Shelving                                       ___________
    Wallcovering                                   ___________
    Stain of Woodwork                              ___________


                    TOTAL COST                     $__________


                    TENANT CONSTRUCTION
                    COST OBLIGATION                $__________

                                  EXHIBIT "F"

                         IMPROVEMENT REMOVAL AGREEMENT
                         -----------------------------


     Landlord and Tenant agree that the following may be removed by Tenant at end of the term, or at Landlord's election, Tenant will sell to Landlord at a mutually agreeable price the following:

     1.   Built-in Cabinets and Lab Benches

     2.   Dark Room Door

     3.   Fume Hoods

     4.   DI Water System and Fixtures

     5.   DI Reservoir Tanks

     6.   Networking Equipment

     7.   Telephone and Computer Equipment

     8.   Lab Plumbing Fixtures Including Gas and Vacuum Connections

     9. Projection equipment, multi-media equipment, including but not limited to audio visual equipment

     10.  White Boards

     Notwithstanding the above, if Tenant removes the fixtures and any walls, ceilings, or flooring are damaged by such removal, then Tenant at Tenant's expense shall repair the damage.

                                      F-1